UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
American Financial Realty Trust

(Name of Registrant as Specified In Its Charter)
610 Old York Road, Jenkintown, Pennsylvania, 19046

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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WEBCAST DIRECTIONS
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To be held June 1, 2006
PROXY STATEMENT
PROPOSAL 1--ELECTION OF TRUSTEES
OUR BOARD AND EXECUTIVE OFFICERS
REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE
REPORT OF THE AUDIT COMMITTEE
SHARE OWNERSHIP OF OUR TRUSTEES, EXECUTIVE OFFICERS AND 5% BENEFICIAL OWNERS
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
STOCK PRICE PERFORMANCE GRAPH
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

610 Old York Road
Jenkintown, PA 19046
May 1, 2006
To our Shareholders:
      On behalf of our board of trustees, I cordially invite you to attend our 2006 Annual Meeting of Shareholders. This meeting will be held at 123 South Broad Street, Philadelphia, Pennsylvania, on Thursday, June 1, 2006 at 10:00 a.m., local time. During the meeting, we will discuss each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement, update you on important developments in our business and respond to any questions that you may have about us.
      Information about the matters to be acted upon at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. Also enclosed with this Proxy Statement are your proxy card instructions for voting and the 2005 Annual Report to shareholders.
      I would like to take this opportunity to remind you that your vote is very important. Please take a moment now to cast your vote in accordance with the instructions set forth on the enclosed proxy card. In addition, if you would like to attend the meeting in person, please see the admission instructions set forth in the Notice of Annual Meeting of Shareholders accompanying this letter and on the enclosed proxy card.
      If you are not able to attend the meeting in person, you can also choose to listen to the meeting by webcast, which is explained on the opposite side of this letter.
      I look forward to seeing you at the meeting.

Best regards,

Nicholas S. Schorsch
President, Chief Executive Officer and
Vice Chairman

WEBCAST DIRECTIONS
      You are cordially invited to listen to the American Financial Realty Trust 2006 Annual Meeting of Shareholders webcast live via the Internet on Thursday, June 1, 2006, beginning at 10:00 a.m., local time. Using the webcast will enable you to hear the speakers on a synchronized basis. The webcast will not enable you to ask questions or to vote your shares.
      The webcast may be accessed on our website at http://www.afrt.com. The event may be accessed by clicking on “Investors” at the top of the page, and following the Annual Meeting webcast link. Minimum requirements to listen to this broadcast online are: Windows Media® Player software, downloadable at http://www.microsoft.com/windows/windowsmedia/download/default.asp, and at least a 28K connection to the Internet.
      To listen to the live webcast, please go to the website at least 30 minutes early to download and install any necessary software. If you plan to listen online, we suggest that you test your computer’s access to Windows Media® Player by visiting the above URL one week prior to the meeting date.
      If you are unable to listen online during the meeting, the event will be archived on the website at the same address through July 1, 2006.

610 Old York Road
Jenkintown, PA 19046

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held June 1, 2006

      NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Shareholders (the “Meeting”) of American Financial Realty Trust, a Maryland real estate investment trust (the “Trust”), will be held at 123 South Broad Street, Philadelphia, Pennsylvania, on Thursday, June 1, 2006 at 10:00 a.m., local time, for the following purposes:
      1.     To elect ten Trustees to hold office until the annual meeting of shareholders to be held in 2007; and
      2.     To transact such other business as may properly come before the Meeting.
      The Board has fixed the close of business on March 31, 2006, as the record date for the Meeting. Only shareholders of record as of that date are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof.
      An admission ticket, which is required for entry into the Meeting, is attached to the enclosed proxy card. If you plan to attend the Meeting, please vote your proxy but keep the admission ticket and bring it to the Meeting. If your shares are held in the name of a bank broker or other holder of record, you will need proof of ownership to attend the Meeting. A recent bank or brokerage account statement are examples of proof of ownership.
      If you plan to attend the Meeting, registering in advance will expedite your entry into the Meeting. If you hold your Trust shares directly in your name, you may pre-register by following the instructions for pre-registration on the enclosed proxy card. If you hold your Trust shares through a broker or other nominee, you may send a request for pre-registration to: American Financial Realty Trust Annual Meeting Pre-Registration, American Financial Realty Trust, 610 Old York Road, Jenkintown, Pennsylvania 19046. Your request should include the following information:

•	your name and complete mailing address;

•	if you have appointed a proxy to attend the Meeting on your behalf, the name of that proxy; and

•	a copy of a brokerage statement reflecting your share ownership as of the record date.

PLEASE NOTE THAT, EVEN IF YOU REGISTER IN ADVANCE, VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION TICKET OR A COPY OF YOUR BROKERAGE STATEMENT WILL STILL BE REQUIRED FOR ADMISSION TO THE MEETING. ADDITIONALLY, ANY PROXY YOU APPOINT MUST ALSO PRESENT LEGALLY SUFFICIENT EVIDENCE OF THEIR APPOINTMENT IN ORDER TO GAIN ADMISSION TO THE MEETING.
      In some instances, we may allow members of shareholders’ immediate families to attend the Meeting. However, space at the Meeting is limited, so we reserve the right to restrict the number of attendees in our discretion.
      The accompanying form of proxy is solicited by the Board. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the Meeting.

By Order of the Board,

Sonya A. Huffman
Secretary
Jenkintown, Pennsylvania
May 1, 2006
Please Complete and Return Your Signed Proxy Card
      Please complete and promptly return the enclosed proxy card in the envelope provided. Doing so will not prevent you from voting in person at the Meeting, if you choose to do so. It will, however, help to assure that a quorum is present for the Meeting.

AMERICAN FINANCIAL REALTY TRUST
610 Old York Road
Jenkintown, PA 19046
PROXY STATEMENT
      This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Trustees of American Financial Realty Trust (the “Board”), a Maryland real estate investment trust (the “Trust”), for use at the Trust’s 2006 Annual Meeting of Shareholders (the “Meeting”), to be held at 123 South Broad Street, Philadelphia, Pennsylvania on Thursday, June 1, 2006 at 10:00 a.m., local time, and any adjournment or postponement thereof, for the purposes set forth in the foregoing notice and more fully discussed herein. This Proxy Statement, the foregoing notice and the enclosed proxy card are first being mailed to shareholders of the Trust on or about May 1, 2006. Only shareholders of record at the close of business on March 31, 2006 (the “Record Date”) shall be entitled to notice of, and to vote at, the Meeting.
General Information
      The questions and answers set forth below provide general information regarding this Proxy Statement and the Meeting.
When are our Annual Report and this Proxy Statement first being sent to shareholders?
      Our 2005 Annual Report and this Proxy Statement are being sent to shareholders beginning on or about May 1, 2006.
What will shareholders be voting on?
      1.     To elect ten Trustees to hold office until the annual meeting of shareholders to be held in 2007; and
      2.     To transact such other business as may properly come before the Meeting.
Who is entitled to vote at the Meeting and how many votes do they have?
      Common shareholders of record at the close of business on the Record Date, may vote at the Meeting. Each share has one vote. There were 129,483,107 common shares outstanding on the Record Date.
How do I vote?
      You must be present, or represented by proxy, at the Meeting in order to vote your shares. Since many of our shareholders are unable to attend the Meeting in person, we send proxy cards to all of our shareholders to enable them to vote.
What is a proxy?
      A proxy is a person you appoint to vote on your behalf. If you complete and return the enclosed proxy card, your shares will be voted by the proxies identified on the proxy card.
By completing and returning this proxy card, who am I designating as my proxy?
      You will be designating Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman, and Edward J. Matey Jr., our Executive Vice President and General Counsel, as your proxies. They may act on your behalf together or individually and will have the authority to appoint a substitute to act as proxy.

How will my proxy vote my shares?
      Your proxy will vote according to the instructions on your proxy card. If you complete and return your proxy card, but do not indicate your vote on business matters, your proxy will vote “FOR” each of the nominees under Proposal 1. We do not intend to bring any other matter for a vote at the Meeting, and we do not know of anyone else who intends to do so. However, your proxies are authorized to vote on your behalf, in their discretion, on any other business that properly comes before the Meeting.
How do I vote using my proxy card?
      Simply mark, sign and date the enclosed proxy card and return it in the postage-paid envelope provided.
How do I revoke my proxy?
      You may revoke your proxy at any time before your shares are voted at the Meeting by:

•	notifying the Trust’s Secretary, Sonya A. Huffman, in writing at 610 Old York Road, Jenkintown, PA 19046, that you are revoking your proxy;

•	executing a later dated proxy card; or

•	attending and voting by ballot at the Meeting.
Who will count the votes?
      An inspector of election designated by the Board will count the votes.
What constitutes a quorum?
      As of the Record Date, the Trust had 129,483,107 common shares outstanding. A majority of the outstanding shares entitled to be cast at the Meeting, present or represented by proxy, constitutes a quorum. If you sign and return your proxy card, your shares will be counted in determining the presence of a quorum, even if you withhold your vote. If a quorum is not present at the Meeting, the shareholders present in person or by proxy may adjourn the Meeting to a date not more than 120 days after the Record Date, until a quorum is present.
Can Limited Partners in our operating partnership (“OP”) vote their OP Units?
      No. Only common shareholders of record at the close of business on the Record Date may vote at the Meeting. Holders of OP units are not shareholders of the Trust, and therefore may not vote their units. The OP unitholders do, however, have conversion rights, which enable them to convert their units into common shares on a one-for-one basis. However, an OP unitholder would have to have converted his/her OP units into common shares prior to the Record Date in order to vote at the Meeting. As of the Record Date, there were 3,411,758 OP units outstanding.
How will my vote be counted?
      With respect to Proposal 1, the election of Trustees, votes may be cast in favor of or withheld from one or all nominees. Votes that are withheld will not be included in the vote. Where brokers are prohibited from exercising discretionary authority in voting for beneficial owners who have not provided voting instructions (commonly referred to as “broker non-votes”), these shares will not be included in the votes cast, but will be counted in determining if there is a quorum at the Meeting.
What percentage of our common shares do the Trustees and executive officers own?
      Our Trustees and executive officers owned approximately 6.4% of our beneficially owned common shares, including OP units, as of the Record Date. (See the discussion under the heading “Share Ownership of our Trustees, Executive Officers and 5% Beneficial Owners” for more details.)

What vote is required for the proposal?
      With respect to Proposal 1, Trustees are elected by a plurality of the votes, which means that the ten nominees with the most votes are elected.
What vote is required on other matters?
      A majority of the votes cast at a meeting of shareholders is required to approve any other matter unless a greater vote is required by law or by the Declaration of Trust. An abstention on such matters will have the same effect as a vote against.
Who is soliciting my proxy, how is it being solicited and who pays the cost?
      The Board is soliciting your proxy. The solicitation process is being conducted primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile. We pay the cost of soliciting proxies and also reimburse stockbrokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of common shares.
When are shareholder proposals and Trustee nominations for our 2007 Annual Meeting of Shareholders due?
      In accordance with our bylaws, notice relating to nominations for Trustees or proposed business to be considered at the 2007 Annual Meeting of Shareholders must be given no earlier than February 8, 2007, and no later than March 8, 2007. These requirements do not affect the deadline for submitting shareholder proposal for inclusion in the Proxy Statement (discussed in the question and answer below), nor do they apply to questions a shareholder may wish to ask at the meeting. To nominate a Trustee, the notice must contain the following information about the nominee: name, age, business and residence address, principal occupation or employment, and number of common shares beneficially owned. It must also contain all the information that would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee as a trustee and a signed consent of the nominee to serve as a trustee if elected.
When are shareholder proposals intended to be included in the Proxy Statement for the 2007 Annual Meeting of Shareholders due?
      Shareholders who wish to include proposals in the Proxy Statement must submit such proposals in accordance with regulations adopted by the Securities and Exchange Commission. Shareholder proposals for the 2007 Annual Meeting must be submitted in writing by February 8, 2007, to Sonya A. Huffman, Senior Vice President—Operations and Secretary, at 610 Old York Road, Jenkintown, PA 19046.
      However, if the date of the 2007 Annual Meeting changes by more than 30 days from the date of the 2006 Annual Meeting, the deadline for shareholder proposals to be included in the Proxy Statement is a reasonable time before the Trust begins to print and mail its proxy materials. You should submit any proposal by a method that permits you to prove the date of delivery to us.
How can shareholders communicate with the board of trustees?
      Shareholders may communicate with the full board, the chairman or the independent trustees by writing to such trustees care of the Secretary, American Financial Realty Trust, 610 Old York Road, Jenkintown, PA 19046. The Secretary will forward any such correspondence to the entire board of trustees, the chairman or the independent trustees, as the case may be, as requested in such correspondence.

PROPOSAL 1—ELECTION OF TRUSTEES
      The Trust’s Declaration of Trust provides that the current term of each Trustee in office as of the Meeting will end, and all Trustees will be elected for one-year terms at each annual meeting of shareholders. The Board consists of such number of Trustees as is from time to time by resolution adopted by the Board as provided in the Trust’s bylaws. The Board currently is authorized to have up to ten members.
      The Board recommends to the shareholders the election of the following designated nominees for election at the Meeting, to serve as Trustees until the Annual Meeting of Shareholders held in 2007 and the election and qualification of the Trustee’s respective successor or until the Trustee’s earlier death, removal or resignation:

Glenn Blumenthal	Richard A. Kraemer
Raymond Garea	Alan E. Master
Michael J. Hagan	Harold W. Pote
John P. Hollihan III	Lewis S. Ranieri
William M. Kahane	Nicholas S. Schorsch
      All nominees are presently Trustees who have consented to being named, and have agreed to serve if elected. If this should not be the case, however, the proxies may be voted for a substitute nominee to be designated by the Board, or, as an alternative, the Board may reduce the number of Trustees to be elected at the Meeting or leave the position(s) vacant.
      Biographical information concerning each nominee for election as Trustee is set forth in the section of the Proxy Statement entitled “Our Board and Executive Officers.”
The Board unanimously recommends a vote FOR each of the nominees named in Proposal 1.

OUR BOARD AND EXECUTIVE OFFICERS
Trustees and Executive Officers
      Our board of trustees currently consists of ten members. The trustees serve terms of one year. We have provided below information regarding our executive officers and current trustees.

Name	Age	Position

Nicholas S. Schorsch	45	President, Chief Executive Officer and Vice Chairman of the Board of Trustees
Glenn Blumenthal	48	Executive Vice President—Chief Operating Officer and Trustee
David J. Nettina	53	Executive Vice President—Chief Real Estate Officer and Chief Financial Officer
Edward J. Matey Jr.	52	Executive Vice President and General Counsel
Robert J. Delany	40	Executive Vice President and Chief Operating Officer—Europe
Robert M. Patterson	63	Senior Vice President—Acquisitions
Sonya A. Huffman	32	Senior Vice President—Operations
Lee S. Saltzman	57	Senior Vice President and Chief Investment Officer
Lewis S. Ranieri	59	Chairman of the Board of Trustees
Raymond Garea	56	Trustee
Michael J. Hagan	43	Trustee
John P. Hollihan III	56	Trustee
William M. Kahane	57	Trustee
Richard A. Kraemer	61	Trustee
Alan E. Master	66	Trustee
Harold W. Pote	59	Trustee
      Messrs. Schorsch and Blumenthal and Ms. Huffman have served as officers since we commenced operations on September 10, 2002, and prior to that time were employed by American Financial Resources Group, Inc., or AFRG, which was founded in 1995 for the purpose of acquiring operating companies and other assets in a variety of industries including financial services and real estate. Messrs. Schorsch and Blumenthal and Ms. Huffman also were officers of, although not employed by, our real estate investment trust (“REIT”) from its formation on May 23, 2002 until it commenced operations on September 10, 2002.
      Nicholas S. Schorsch has served as our Chief Executive Officer, President and Vice Chairman of our board of trustees since our formation as a REIT. From 1995 to September 2002, Mr. Schorsch was President and Chief Executive Officer of AFRG, which he founded in 1995. From 1980 to 1994, Mr. Schorsch was Chairman of the Board and President of Thermal Reduction Company, a non-ferrous metal products manufacturing business that Mr. Schorsch sold in 1994. Mr. Schorsch is a member of the Board of Governors of the National Association of Real Estate Investment Trusts. Mr. Schorsch also is a member of the board of the American Ballet Theatre.
      Glenn Blumenthal has served as our Executive Vice President—Chief Operating Officer since April 1, 2005 and as a member of our board of trustees since our formation as a REIT. Formerly, Mr. Blumenthal served as our Senior Vice President—Asset Management and Chief Operating Officer since our formation as a REIT. From April 1999 to September 2002, Mr. Blumenthal was a Senior Vice President of AFRG. Mr. Blumenthal has over 20 years experience in the acquisition and disposition of large real estate portfolios. His background also includes property management, leasing, site selection and land development. From 1992 to April 1999, Mr. Blumenthal was a Vice President at First Union National Bank (now known as Wachovia Bank) responsible for acquisition and asset management of major offices, capital and expense budgeting and reporting. In this position, he was an integral part of our predecessor’s 1998 acquisition from First Union of 105 bank branches that First Union sold after its merger with CoreStates Bank. From 1988 to 1992, Mr. Blumenthal was with the Resolution Trust Corporation, where he managed a $120 million real estate portfolio.
      David J. Nettina has served as our Executive Vice President—Chief Financial Officer and Chief Real Estate Officer since April 1, 2005, having joined the Company on March 15, 2005 as Senior Vice President and Chief Real Estate Officer. In July 2001 Mr. Nettina founded Briarwood Capital Group, LLC to manage his family investment activities, and continues to serve as its principal. From September 2002 to January 2005, Mr. Nettina served as an adjunct professor of finance at Siena College. From 1997 to 2001, Mr. Nettina was an executive officer of SL Green Realty Corp., a publicly traded REIT which owns and operates Class B office properties, where he served as President from 1998 to 2001, as Chief Operating Officer from 1997 to 2001 and as Chief Financial Officer from 1997 to 1998. Prior to SL Green, Mr. Nettina held various executive management positions for more than 10 years with The Pyramid Companies, including positions as the chief financial officer and as a development partner.
      Edward J. Matey Jr. has served as our Executive Vice President and General Counsel since April 1, 2005, and as our Senior Vice President and General Counsel from October 2002 to March 2005. From October 1991 to September 2002, Mr. Matey was a partner in the law firm of Morgan, Lewis & Bockius LLP, where his practice focused on real estate law, including property acquisition and disposition, commercial leasing, construction contracting and complex financings. From 1986 to September 1991, Mr. Matey was an associate at Morgan Lewis and from 1982 to 1986, Mr. Matey was an associate at Clark, Ladner, Fortenbaugh & Young. For his last three years at Morgan Lewis, Mr. Matey led the team of attorneys that represented the Company’s predecessor entities in the acquisition, disposition, leasing and financing of real estate properties. Mr. Matey is licensed to practice law in Pennsylvania and New Jersey.
      Robert J. Delany has served as our Executive Vice President and Chief Operating Officer—Europe since April 1, 2005. Formerly, Delany served as our Senior Vice President of Capital Markets and Corporate Strategies from June 2004 to March 2005, and as our Vice President and Director of Acquisition Finance from January 2003 to May 2004. From March 1996 to December 2002, Mr. Delany served in various positions at Fleet Credit Card Services, including most recently as Treasurer and Director of Finance. From October 1994 to March 1996, Mr. Delany served as Risk Strategy and Management Specialist at CoreStates Bank, and from July 1992 to October 1994, as Financial Manager at JP Morgan. From January 1989 to July 1992, Mr. Delany served as Senior Auditor at Ernst & Young.
      Robert M. Patterson joined American Financial Realty Trust in March 2005 and serves as Senior Vice President—Acquisitions. From 1994 to February 2005, Mr. Patterson served as Senior Vice President for the Corporate Real Estate division of Bank of America. Mr. Patterson was responsible for Bank of America’s U.S. based real estate transactions over a portfolio of more than 7,000 properties and 80 million square feet of space. His execution of a single multi-property transaction with American Financial Realty Trust was awarded the 2004 Global Innovator’s Award from CoreNet Global and was profiled in Fortune magazine. Prior to joining Bank of America, Mr. Patterson held various positions for 13 years at Faison & Associates, a company involved in the development, leasing and management of high-rise office buildings. Mr. Patterson serves as Vice Chairman of the Mecklenburg County Park and Recreation Commission. In 2005, North Carolina Governor Mike Easley appointed Mr. Patterson to the newly formed North Carolina State Property/ Disposition of State Property Commission.
      Sonya A. Huffman has served as our Senior Vice President—Operations since our formation as a REIT, and previously had been with AFRG in the same position since January 2001. Ms. Huffman is responsible for due diligence and settlement of acquisitions and dispositions of our real estate. From October 1998 to January 2001, Ms. Huffman worked for the law firm of Morgan, Lewis & Bockius LLP, where she primarily worked on the team that represented AFRG and its investment partnerships in real estate acquisitions and dispositions. From January 1996 to October 1998, Ms. Huffman worked for Rite Aid Corporation on the acquisition and disposition of retail real estate assets.
      Lee S. Saltzman has served as our Senior Vice President and Chief Investment Officer since July 2003. From 1995 to July 1, 2003, Mr. Saltzman was a partner in the law firm of Sidley Austin Brown & Wood LLP in New York, where his practice focused on the representation of owners, operators and financial institutions in connection with a broad range of real estate projects and transactions, including capital markets activities. Previously, Mr. Saltzman served as Senior Vice President of business units of The Rockefeller Group and The Shorenstein Company and Vice President of Salomon Brothers Inc. In these positions he was responsible for the acquisition (including the formation and operation of investment partnerships), asset management and development of major office and mixed use commercial real estate projects. Mr. Saltzman has served as Vice Chairman of the Times Square Business Improvement District, on the President’s Council of the Real Estate Roundtable, and in the National Association of Real Estate Investment Trusts. He was formerly a Trustee of the Citizens Budget Commission and a member of the Real Estate Board of New York, and is currently active as a member of the Urban Land Institute.
      Lewis S. Ranieri has served as a member of our board of trustees since our formation as a REIT. Mr. Ranieri is the prime originator and founder of the Hyperion private equity funds (Hyperion) and chairman and/or director of various other non-operating entities owned directly and indirectly by Hyperion. Mr. Ranieri also serves as Chairman, Chief Executive Officer and President of Ranieri & Co., Inc., a private investment advisor and management corporation. He is also Chairman of Capital Lease Funding, Inc., Computer Associates International, Inc., Franklin Bank Corp., Five Mile Capital Partners LLC, a private sponsor and manager of private investment funds, and ROOT Markets, Inc., an internet-based marketing company. In addition, Mr. Ranieri serves on the Board of Directors of Reckson Associates Realty Corp.
      Prior to forming Hyperion, Mr. Ranieri had been Vice Chairman of Salomon Brothers, Inc. (Salomon). He is generally considered to be the “father” of the securitized mortgage market. Mr. Ranieri helped develop the capital markets as a source of funds for housing and commercial real estate, established Salomon’s leadership position in the mortgage-backed securities area, and also led the effort to obtain federal legislation to support and build the market. At Salomon, Mr. Ranieri had responsibility for the firm’s activities in the mortgage, real estate and government-guaranteed areas.
      Regarded as an expert and innovator in both the mortgage and capital markets, Mr. Ranieri has served on the National Association of Home Builders Mortgage Roundtable continuously since 1989. In recognition of his dedication and lifelong achievements in the housing industry, Mr. Ranieri was inducted into the National Housing Hall of Fame. He is also a recipient of the lifetime achievement award given by the Fixed Income Analysts Society, Inc. and was subsequently inducted into the FIASI Hall of Fame for outstanding practitioners in the advancement of the analysis of fixed-income securities and portfolios. In November 2004, BusinessWeek magazine named him one of “the greatest innovators of the past 75 years,” and in 2005, he received the Distinguished Industry Service Award by the American Securitization Forum.
      Mr. Ranieri acts as a trustee or director of Environmental Defense and The Metropolitan Opera Association and is Chairman of the Board of the American Ballet Theatre.
      Raymond Garea has served as a member of our board of trustees since our formation as a REIT. Mr. Garea is currently Chief Executive Officer of Axia Capital Management, LLC, which he founded in October 2001. From 1991 until October 2001, Mr. Garea was a senior member of the Portfolio Management team at Franklin Mutual Advisors (and its predecessor firm, Heine Securities), the investment advisor for the Mutual Series Fund Group. He was the Portfolio Manager for Mutual Financial Services since its inception in August 1997 until September 30, 2001 and for Mutual Qualified from October 1998 until August 2001. From 1987 to 1991, Mr. Garea was Vice President and Senior Analyst in the High Yield Research Group at Donaldson, Lufkin & Jenrette. Mr. Garea started his career as a financial analyst at Cates Consulting in 1981. At the time of his departure in 1987, he was president of Cates Consulting. From 1973 to 1981, Mr. Garea was Director of Education and Research at the Conference of State Bank Supervisors, a national association for state bank regulators.
      Michael J. Hagan has served as a member of our board of trustees since April 2003. Mr. Hagan has been the Chairman of the Board and Chief Executive Officer of NutriSystem, Inc., a weight management company, since December 2002. Mr. Hagan was the co-founder of Verticalnet, Inc., a business-to-business Internet and software company, and currently serves on its Board of Directors. He has held a number of executive positions at Verticalnet since its founding in 1995, including Chairman of the Board from February 2002 to 2005, President and Chief Executive Officer from January 2001 to February 2002, Executive Vice President and Chief Operating Officer from January 2000 to January 2001 and Senior Vice President prior to that time. Prior to founding Verticalnet, Mr. Hagan was a vice president and senior manager at Merrill Lynch Asset Management from 1990 to 1995, and worked for Bristol Myers Squibb from 1988 to 1990, and was formerly a Certified Public Accountant.
      John P. Hollihan III has served as a member of our board of trustees since April 2003. Mr. Hollihan was a Managing Director and Head of European Industry Investment Banking with Banc of America Securities LLC (London) from 2000 to 2002, where he was also a member of the Board of Directors and Operating and Capital Commitment Committees. From 1992 to 2000, Mr. Hollihan served as Managing Director and Head of Global Project Finance and European Utilities and Energy Investment Banking for Morgan Stanley International (London). From 1986 to 1992, he was a Managing Director and Head of the Asset-Based Lease Finance Group and Global Project Finance Group with Morgan Stanley & Co. Prior to that time, he was a Senior Vice President, Institutional Leasing with Lazard Frères and an attorney with Donovan Leisure Newton & Irvine.
      William M. Kahane has served as a member of our board of trustees since April 2003. Mr. Kahane is currently a Managing Director of GF Capital Management & Advisors, LLC, a financial advisory, real estate and wealth management firm providing services to entrepreneurial-oriented clients through its subsidiary, TAG Associates Ltd., a family office and portfolio management services company with approximately $4 billion of assets under management. Since 1992, Mr. Kahane has also served as Chairman of Milestone Partners Limited, a real estate investment banking company. From 1981 until 1992, Mr. Kahane held a number of positions, most recently as a Managing Director, in the real estate group of the investment banking department of Morgan Stanley & Co.
      Richard A. Kraemer has served as a member of our board of trustees since our formation as a REIT. Mr. Kraemer is Chairman of the board of directors of Saxon Capital, Inc., a mortgage REIT, and a director of Urban Financial, positions which he has held since 2001. From 1996 to 1999, he was Vice Chairman of Republic New York Corporation, a publicly traded bank holding company. From 1993 to 1996, he was Chairman and Chief Executive Officer of Brooklyn Bancorp, the publicly traded holding company for Crossland Federal Savings Bank.
      Alan E. Master has served as a member of our board of trustees since October 2005. Mr. Master is currently Principal of The Master Group, a consulting firm focused on the financial services industry. Mr. Master also serves as a member of the board of directors of Franklin Bank Corp. and from 1995 to 2001 he served as a member of the board of directors of Bank United Corp. Prior to starting The Master Group in 1991, Mr. Master served from 1983 to 1990 as President and Chief Executive Officer of Ensign Bank FSB, as Executive Vice President and Director of The Merchants Bank of New York from 1979 to 1983, as President, Chief Executive Officer, Vice Chairman and Chief Financial Officer of United Americas Bank of New York from 1977 to 1979 and as President of a subsidiary of Barnett Banks of Florida, Inc. from 1973 to 1977. Mr. Master is a former member of the advisory board of the Johnson Graduate School of Management, Cornell University.
      Harold W. Pote has served as a member or our board of trustees since March 2006. From September 2004 to April 2006, Mr. Pote served as Vice Chairman of Retail Financial Services for JPMorgan Chase &

Co., where he primarily focused on bank acquisitions, and prior to assuming this position, Mr. Pote was Executive Vice President and head of Chase Regional Banking from July 2000 to September 2004. Prior to joining JPMorgan Chase & Co., Mr. Pote was a founding partner of The Beacon Group, a private investment partnership that was acquired in July 2000 by Chase Manhattan Corporation (now JPMorgan Chase & Co.). Prior to founding The Beacon Group, Mr. Pote was Chief Executive Officer of First Fidelity Bancorporation. Mr. Pote serves on the board of Norfolk Southern Corporation (NYSE). In addition, he serves on the boards of the Museum of Arts & Design, Drexel University, the Drexel University College of Medicine and the Spina Bifida Foundation, of which he is president. Mr. Pote previously served on the President’s Foreign Intelligence Advisory Board and the Intelligence Oversight Board, Washington, D.C.
Corporate Governance—Board of Trustees and Committees
      Our business is managed through the oversight and direction of our board of trustees. Our board of trustees consists of ten members, seven of whom our board has determined are “independent,” with independence being defined in the manner established by our board of trustees and consistent with listing standards established by the New York Stock Exchange. Our board has adopted categorical standards, which are contained in our corporate governance guidelines, to assist it in making determinations of independence. Under our corporate governance guidelines the following commercial and charitable relationships are not considered to be material relationships that would impair a trustee’s independence (trustees who are members of the audit committee have additional restrictions under the guidelines):

•	the trustee or any of his or her immediate family members accept payment directly or indirectly from us, an affiliate of us, the chairman of our board of trustees or any of our executive officers, other than for service as a member of our board or a committee of our board, of less than $100,000 during the current year; and

•	the trustee is a partner, executive officer or a shareholder owning less than 10% of any for-profit or not-for-profit organization to which we made or from which we received payments (other than those solely arising from investments in our securities) in an annual aggregate amount that is less than the greater of 5% of our or the organization’s consolidated gross revenues or $200,000, in the current year or in any of the past three years.
      We have applied the above categorical standards and have determined that Raymond Garea, Michael J. Hagan, John P. Hollihan III, Richard A. Kraemer, Alan E. Master, Harold W. Pote and Lewis S. Ranieri are independent trustees.
      Our bylaws require that at all times two-thirds of the members of our board will be independent. All nominees for election as trustee will be selected by our corporate governance committee. Nicholas S. Schorsch will have the right, so long as he is our Chief Executive Officer, to nominate our then current or former executive officers to fill the remaining one-third of the positions on our board. These nominations must be submitted to and approved by our corporate governance committee, and satisfy the standards established by that committee for membership on our board.
      The board met 14 times in 2005. Each of the then current trustees attended at least 75% of the board meetings and the meetings of the committees on which he served. The trustees are regularly kept informed about our business at meetings of the board and its committees and through supplemental reports and communications. Our independent trustees meet regularly in executive sessions without the presence of any corporate officers. Our Chairman of the board presides over executive sessions of the independent trustees. Trustees are encouraged, but not required, to attend our annual meetings of shareholders. Five of our trustees attended the 2005 annual meeting.
      Our board seeks to maintain high corporate governance standards. Our corporate governance structure was initially established in September 2002 in connection with our formation as a REIT. We have enhanced our corporate governance structure in several respects in light of recent regulatory developments intended to improve corporate governance practices. We maintain a corporate governance page on our website which includes key information about our corporate governance initiatives. Our code of business conduct and ethics, declaration of trust, bylaws, board of trustee guidelines on corporate governance and the corporate governance, audit, and compensation and human resources committee charters can be found in the “Investors” section of our website at www.afrt.com.
      The board has established the audit, compensation and human resource and corporate governance committees whose principal functions are briefly described below.

Audit Committee
      Our board of trustees has established an audit committee, which is composed of four independent trustees: Messrs. Hagan (Chairman), Kraemer, Master and Pote. It assists the board in overseeing (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; and (v) the performance of our internal and independent auditors. The audit committee also:

•	has sole authority to appoint or replace our independent auditors;

•	has sole authority to approve in advance all audit and non-audit engagement fees, scope and terms with our independent auditors;

•	monitors compliance of our employees with our standards of business conduct and conflict of interest policies; and

•	meets at least quarterly with our senior executive officers, internal auditors and our independent auditors in separate executive sessions.
The specific functions and responsibilities of the audit committee are set forth in the audit committee charter. Our board of trustees has determined that Michael J. Hagan qualifies as an audit committee financial expert as defined under current SEC regulations and that all the members of our audit committee satisfy the independence and financial literacy requirements for audit committee members under current New York Stock Exchange and SEC regulations. The audit committee met 14 times in 2005.

Compensation and Human Resources Committee
      Our board of trustees has established a compensation and human resources committee, which is composed of four independent trustees: Messrs. Hollihan (Chairman), Master, Pote and Ranieri. The principal functions of the compensation and human resources committee are to:

•	evaluate the performance of our senior executives;

•	review and approve senior executive compensation plans, policies and programs;

•	consider the design and competitiveness of our compensation plans;

•	administer and review changes to our incentive, share option and restricted share and long-term incentive plans under the terms of the plans; and

•	produce an annual report on executive compensation for inclusion in our Proxy Statement.
      The compensation and human resources committee also reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and recommends to the board the Chief Executive

Officer’s compensation levels based on its evaluation. The compensation and human resources committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of Chief Executive Officer or senior executive compensation. The compensation and human resources committee met nine times in 2005.
      The compensation and human resources committee administers our 2002 Equity Incentive Plan, Long-Term Incentive Plan and Supplemental Executive Retirement Plan.
      While it is not the policy of the compensation and human resources committee or our board of trustees to seek approval by shareholders of all equity compensation plans that we may adopt, our board will seek the approval of shareholders prior to the adoption of any equity compensation plan whenever required by:

•	applicable law;

•	the regulations of any governmental entity or agency;

•	the terms of the plan being adopted; or

•	the rules or regulations of any exchange or quotation system on which our common shares are then listed or quoted, as the case may be.

Corporate Governance Committee
      Our board of trustees has established a corporate governance committee, which is composed of five independent trustees: Messrs. Garea (Chairman), Hagan, Hollihan, Kraemer and Ranieri. The corporate governance committee is responsible for seeking, considering and recommending to the board qualified candidates for election as trustees and recommending a slate of nominees for election as trustees at the annual meeting. It also periodically prepares and submits to the board for adoption the corporate governance committee’s selection criteria for trustee nominees. In assessing a potential trustee candidate, our corporate governance committee takes into account that the board of trustees as a whole should collectively possess a broad range of skills, expertise, industry and other knowledge and experience useful to the effective oversight of our business. This assessment includes considerations of industry knowledge, accounting and finance experience, business judgment, management, leadership, public company experience, business strategy, understanding of real estate transactions, corporate governance and risk management. The committee also considers diversity of backgrounds so that the board of trustees consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. This assessment process would be the same for nominees submitted by our shareholders. It reviews and makes recommendations on matters involving general operation of the board and our corporate governance, and it annually recommends to the board nominees for each committee of the board. In addition, the corporate governance committee annually facilitates the assessment of the performance of the board of trustees as a whole and of the individual trustees and reports thereon to the board. The corporate governance committee has the sole authority to retain and terminate any search firm to be used to identify trustee candidates. Shareholders wishing to recommend trustee candidates for consideration by the corporate governance committee can do so by writing to the Secretary of the Trust at our corporate headquarters in Jenkintown, Pennsylvania, giving the candidate’s name, biographical data and qualifications. The Secretary will, in turn, deliver any shareholder recommendations for trustee candidates prepared in accordance with our bylaws to the corporate governance committee. Any such recommendation must be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a trustee. The corporate governance committee met three times in 2005.

Code of Business Conduct and Ethics
      We have adopted a code of business conduct and ethics that contains a policy that prohibits conflicts of interest between our officers, employees and trustees on the one hand, and our company on the other hand, except where a majority of our disinterested trustees waives the conflict. Waivers of our conflicts of interest policy will be disclosed to our shareholders in accordance with Securities and Exchange Commission requirements. We cannot assure you that our conflicts of interest policy will eliminate all conflicts of interest.
      Our conflicts of interest policy states that a conflict of interest exists when a person’s private interest is not aligned or appears to be not aligned, or interferes or appears to interfere, in any way with our company’s interest. The policy prohibits us, absent the approval of a majority of our disinterested trustees, from entering into agreements, transactions or business relationships, or otherwise taking actions, that involve conflicts of interest. For example, under our conflicts of interest policy we are prohibited (absent the approval of a majority of our disinterested trustees) from:

•	acquiring any assets or other property from, or selling any assets or other property to, any of our trustees, officers or employees, any of their immediate family members or any entity in which any of our trustees, officers or employees or any of their immediate family members has an interest of more than 5%;

•	making any loan to, or borrowing from, any of our trustees, officers or employees, any of their immediate family members or any entity in which any of our trustees, officers or employees or any of their immediate family members has an interest of more than 5%;

•	engaging in any other transaction with any of our trustees, officers or employees, any of their immediate family members or any entity in which any of our trustees, officers or employees or their immediate family members has an interest of more than 5%; or

•	permitting any of our trustees or officers to make recommendations regarding or to approve compensation decisions that will personally benefit such trustees or officers or their immediate family members whom we employ, other than customary compensation for service on our board and its committees.
Interlocks and Insider Participation
      We have no compensation committee interlocks, none of our employees participate on the compensation and human resources committee and the committee consists of four independent trustees. Prior to our IPO, our compensation and human resources committee included Mr. Schorsch, our President, Chief Executive Officer, and Vice Chairman of our board of trustees. For more information on the relationships between us and Mr. Schorsch, please see “Certain Relationships and Related Transactions.”
Compensation of Trustees
      Each trustee who is not an employee is paid a trustee’s fee of $20,000 per year. Non-employee trustees will also be awarded an annual grant of restricted stock with a value of $25,000, made on the date of each annual shareholders’ meeting based upon the closing price of our common shares immediately after the meeting. This award will vest in three equal annual installments with accelerated vesting if the trustee leaves the board. In addition, non-employee trustees will receive a fee of $2,000 for each board of trustees meeting attended as well as $2,000 per board committee meeting attended regardless of whether the committee meeting is held on the same day as a board meeting. We pay an annual fee for service as Chairman of our board and Chairman of a board committee. This Chairman fee, paid quarterly, in shares of common stock, is $20,000, $15,000, $10,000 and $10,000 for the board, the audit committee, the compensation and human resources committee and the corporate governance committee, respectively, and $15,000 for other committees. Trustees who are employees receive no additional compensation for their services as a trustee. In addition, we will reimburse all trustees for reasonable out-of-pocket expenses incurred in connection with their services on the board of trustees.
      During the fiscal years ended December 31, 2003 and 2002, we issued to Mr. Ranieri 74,000 and 150,000 restricted common shares, respectively. During 2002, we also issued to Mr. Ranieri options to purchase 150,000 common shares. The grants of options and restricted common shares to Mr. Ranieri vest over a period of three years in equal annual installments and the exercise price for the options is $10.00 per share. During both the fiscal years ended December 31, 2003 and 2002, we issued to both of Messrs. Garea and Kraemer 20,000 restricted common shares. These restricted common shares vest over a three year period in equal annual installments.
      Messrs. Hagan, Hollihan and Kahane were each awarded 20,000 restricted common shares in September 2003 at such time as our shareholders approved an increase in the number of authorized restricted shares issuable under the 2002 Equity Incentive Plan. These grants have the same vesting schedule as the grants of restricted shares issued to Messrs. Garea and Kraemer. Prior to these restricted shares being issued, Messrs. Hagan, Hollihan and Kahane received dividend-equivalent cash payments, and the vesting with respect to their grants was deemed to have commenced at the time they began serving on our board of trustees in April 2003. In October 2005 and March 2006, Messrs. Master and Pote, respectively, were each awarded 6,000 restricted common shares, which have the same vesting schedule as the grants of restricted shares issued to Messrs. Garea and Kraemer.
      The board of trustees may make additional grants of restricted common shares or options to purchase common shares from time to time to non-employee trustees.

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE
      The Compensation and Human Resources Committee consists of four independent Trustees: Messrs. Hollihan (Chairman), Master, Pote and Ranieri. Mr. Master joined the compensation and human resources committee in October 2005, replacing Mr. Eggemeyer. Mr. Pote joined the compensation and human resources committee in March 2006 and Mr. Kahane left the compensation and human resources committee in April 2006. The compensation and human resources committee regularly reviews executive compensation levels and policies and makes recommendations to the Board regarding these compensation levels and policies. Set forth below is a discussion of the compensation philosophy utilized to design appropriate forms of compensation for executives, as well as a general discussion of the types of compensation available to executives.
Compensation Philosophy
      The compensation and human resources committee believes that a well-designed compensation program should align the goals of the shareholders with the goals of the executive, and that a significant part of an executive’s compensation, over the long term, should be dependent upon the value created for shareholders. The compensation philosophy is designed to motivate executives to focus on operating results and create long-term shareholder value by:

•	establishing a plan that attracts, retains and motivates executives through compensation that is competitive with a peer group of other REITs;

•	linking a portion of executives’ compensation with the achievement of the Trust’s business plan by using the Trust’s operating results as a measurement; and

•	building a pay-for-performance system that encourages and rewards successful initiatives within a team environment.
      The compensation and human resources committee believes that each of the above factors is important when determining compensation levels. No specific weighting or formula regarding such factors is used in determining compensation. A description of employment agreements with our executive officers named in the Summary Compensation Table is set forth under the heading “Executive Compensation — Employment Agreements” in this Proxy Statement.
Types of Compensation
      The executive compensation plan has been structured to provide short- and long-term incentives for executive performance that promote continuing improvements in the Trust’s financial results and returns to shareholders. The elements of the Trust’s executive compensation, as provided for in the executives’ employment agreements, are primarily comprised of the following, with all three elements designed to complement each other in satisfying the ultimate goal of creating long-term shareholder value:

•	Base salaries. Base salaries are paid for ongoing performance throughout the year. In order to compete for and retain talented executives who are critical to the Trust’s long-term success, the compensation and human resources committee has determined that the base salaries of executive officers and guaranteed portions of annual incentive bonuses should approximate those of executives of other equity REITs which compete with the Trust for employees, investors and tenants while also taking into account the executive officers’ performance and tenure;

•	Annual Incentive Bonus. The Trust’s philosophy of awarding annual cash incentive awards is designed to relate the executive’s pay to the Trust’s performance. In order to motivate key executives to achieve annual strategic business goals, the compensation and human resources committee believes executives should receive annual incentive bonuses for their contributions in achieving these goals. The 2005 annual incentive bonus was established based on the achievement of the Trust of targets for adjusted funds from operations. In particular, the compensation and human resources committee seeks to provide key executives with a total compensation package that is competitive with comparable equity REITs; and

•	Long-Term Incentives. The compensation and human resources committee has determined that the Trust’s long-term incentive program will consist of the grant of shares of restricted shares under the Trust’s 2002 Equity Incentive Plan (the “Incentive Plan”), the exact numbers of which will vary, depending on the position and salary of the executive and the Trust’s success in delivering operating results that meet threshold, target or maximum returns established by the compensation and human resources committee. These equity-based awards are designed to link executive compensation to the Trust’s long-term common share performance. Awards of restricted shares granted in 2005 and 2004 vest 25% on the one year anniversary and 6.25% on the last day of each quarter thereafter. Since these awards typically vest over a period of time, such awards also encourage the executives to remain with the Trust. Awards of restricted shares are subject to transfer restrictions and risk of forfeiture. In 2005, the compensation and human resources committee established the 2006 Long Term Incentive Plan (“LTIP”), in which executive officers and certain other key employees are entitled to participate. The LTIP is a long-term, performance-based plan, using the growth in the Trust’s funds from operations (“FFO”) as the measurement criteria. The LTIP was approved by the compensation and human resources committees in April 2005 and became effective on January 1, 2006. It has a maximum term of seven years. Each of the participants under this plan has been allocated Target Units, and shares of restricted common stock relating to such units will be awarded under the Trust’s Incentive Plan based on achievement of established FFO threshold levels. The compensation and human resources committee believes the design of the LTIP focuses the Trust’s management on the long-term best interests of shareholders. The LTIP replaced the Trust’s 2003 Outperformance Plan (“OPP”), which expired on January 1, 2006 and under which no payments were made for 2005.

      The Trust maintains employment agreements with its executive officers which provide for the executives’ base salaries and for their participation in the Incentive Plan and LTIP. The employment agreements also provide that these executive officers are eligible to receive annual bonuses under the Trust’s approved bonus plans.
Chief Executive Compensation
      Nicholas S. Schorsch served as the Trust’s President, Chief Executive Officer and Vice Chairman of the Board during 2005. Mr. Schorsch’s employment agreement in 2005 set an annual salary of $866,000 and allowed him to earn an additional bonus as determined by the compensation and human resources committee. The compensation and human resources committee believes that Mr. Schorsch played a critical role in the Trust’s performance in 2005. In the first quarter of 2006, Mr. Schorsch received a bonus of $772,905 and 116,703 restricted common shares, awarded based on 2005 operating results and achievement of individual performance goals. Also, on January 1, 2006, the compensation and human resources committee awarded to Mr. Schorsch a Target Unit allocation of 30% of the LTIP.
Amedments to Employment Agreements
      On August 30, 2005, the Trust entered into amended and restated employment agreements with Nicholas S. Schorsch, Glenn Blumenthal, David J. Nettina and Edward J. Matey Jr. to provide for severance upon termination in connection with a change of control. Each of their employment agreements was amended to provide for a severance payment in the event the executive’s employment is terminated during a change of control termination period, which is defined in the employment agreement as the period six months prior to the date on which a change of control occurs and two years following such date. If the executive is terminated by the Trust for any reason other than for cause, death or permanent disability (Mr. Schorsch can also terminate for “good reason” as defined in his existing employment agreement) during a change of control termination period, then the executive will be entitled to a severance payment equal to 2.99, in the case of Mr. Schorsch, or 2.50, in the case of Messrs. Blumenthal, Nettina and Matey, multiplied by the sum of (i) his average base salary for the calendar year in which the termination occurs and the two preceding calendar years, plus (ii) the average annual cash incentive bonus received by him for the three full fiscal year periods immediately prior to his date of termination, plus (iii) the average value of the restricted share grants (excluding any shares received by the executive under the 2006 Long Term Incentive Plan) awarded to him over the three year period immediately preceding his date of termination. This change of control severance payment will be made in lieu of the severance payment that would otherwise be payable in the event of a termination without cause that is not during a change of control termination period.
Federal Tax Regulations
      Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on the Trust’s income tax return to compensation of $1 million for certain executive officers unless, in general, the compensation is paid pursuant to a plan that is performance-based, nondiscretionary and has been approved by the Trust’s shareholders. This regulation did not apply to the Trust prior to the time it became a public company in June 2003. The compensation and human resources committee’s policy with respect to Section 162(m) since the initial public offering is to make reasonable efforts to ensure that compensation is deductible to the extent permitted, while simultaneously providing the Trust’s executives with appropriate rewards for their performance.
      This report is provided by the following Trustees, who constituted the compensation and human resources committee for 2005.

Respectfully Submitted,
Compensation and
Human Resources Committee:
John P. Hollihan III, Chairman
William M. Kahane
Alan E. Master
Lewis S. Ranieri

REPORT OF THE AUDIT COMMITTEE
      The audit committee of the Board is comprised of four independent Trustees: Messrs. Hagan (Chairman), Kraemer, Master and Pote. Messrs. Master and Pote joined the audit committee in October 2005 and March 2006, respectively. Each of the Trustees of the audit committee meets the independence and experience requirements of the New York Stock Exchange. The audit committee maintains a written charter outlining the audit committee’s practices.
      Management is responsible for the preparation, presentation and integrity of the Trust’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Trust’s independent public accountants are responsible for performing an independent audit of the Trust’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes, including the recommendation to the Board of the selection of the Trust’s independent accountants.
      The audit committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the audit committee certify that the independent auditor is “independent” under applicable rules. The audit committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the audit committee’s members in business, financial and accounting matters.
      In this context, the audit committee has met and held discussions with management and the independent accountants, including meetings with the independent accountants during which management was not present. Management represented to the audit committee that the Trust’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The audit committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).
      The Trust’s independent accountants also provided to the audit committee the written disclosures and the letter required by applicable professional standards, and the audit committee discussed with the independent accountants that firm’s independence.
      Based upon the audit committee’s discussion with management and the independent accountants and the audit committee’s review of the representation of management and the report of the independent accountants to the audit committee, the audit committee recommended that the Board include the audited consolidated financial statements in the Trust’s 2005 Annual Report on Form 10-K.
      This report is provided by the following Trustees, who constituted the audit committee for the 2005 fiscal year.

Respectfully Submitted,
Audit Committee:
Michael J. Hagan, Chairman
William M. Kahane
Richard A. Kraemer
Alan E. Master

SHARE OWNERSHIP OF OUR TRUSTEES, EXECUTIVE OFFICERS AND 5% BENEFICIAL OWNERS
      The following table sets forth the beneficial ownership of common shares, as of March 31, 2006, by (i) each of our trustees, (ii) each of our executive officers named in the “Executive Compensation—Summary Compensation Table” beginning on page 20, (iii) all of our trustees and executive officers as a group and (iv) any shareholders known to us to be the beneficial owner of more than 5% of our common shares. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

	Number of Shares		Percentage of All
	Beneficially		Common
Name of Beneficial Owner	Owned		Shares(1)

Trustees and Named Executive Officers
Nicholas S. Schorsch	5,637,401	(2)	4.4%
Glenn Blumenthal	767,416	(3)(4)	*
Robert J. Delany	112,925	(3)(4)	*
Edward J. Matey Jr.	193,836	(3)(4)	*
Lee S. Saltzman	117,512	(3)(4)	*
Lewis S. Ranieri	751,798	(5)	*
Raymond Garea	70,076	(6)	*
Michael J. Hagan	52,407	(7)	*
John P. Hollihan III	76,617	(8)	*
William M. Kahane	36,938	(7)	*
Richard A. Kraemer	59,985	(9)	*
Alan E. Master	10,400	(10)	*
Harold W. Pote	6,000	(11)	*
All executive officers and trustees as a group (16 persons)	8,231,930	(12)	6.4%

5% Shareholders
Barrow, Hanley, Mewhinney, & Strauss, Inc.	7,577,480	(13)	5.9%
Cohen & Steers, Inc.	9,550,826	(14)	7.4%
Eubel, Brady & Suttman Asset Management, Inc.	7,888,877	(15)	6.1%

*	Represents less than 1%.

(1)	Calculated on the basis of 129,483,107 common shares outstanding as of March 31, 2006. Common shares that are deemed to be beneficially owned by a shareholder within 60 days after March 31, 2006 are deemed outstanding for purposes of computing such person’s percentage ownership but are not deemed outstanding for the purpose of computing the percentage ownership of any other shareholder.

(2)	Mr. Schorsch’s shares consist of 1,001,997 common shares, 757,812 vested options to purchase common shares, 793,331 common shares held by a grantor retained annuity trust, of which Mr. Schorsch is the sole settlor and trustee, 214,550 common shares held by trusts for the benefit of Mr. and Ms. Schorsch’s children, 1,114,437 restricted common shares and units of our operating partnership convertible into 1,462,804 common shares. Mr. Schorsch’s shares also include 192,884 common shares, units of our operating partnership convertible into 37,086 common shares and 62,500 vested options to purchase common shares held by Mr. Schorsch’s spouse, Shelley D. Schorsch, our former Senior Vice President—Corporate Affairs. Does not include unvested options to purchase common shares held by Mr. Schorsch (94,727).

(3)	Includes vested options to purchase common shares held by Mr. Blumenthal (359,038), Mr. Matey (35,156), Mr. Delany (46,875) and Mr. Saltzman (51,563). Does not include unvested options to purchase common shares held by Mr. Blumenthal (29,297), Mr. Matey (2,344), Mr. Delany (13,125) and Mr. Saltzman (23,437).

(4)	Consists of restricted common shares and, in the case of Mr. Blumenthal, includes 1,000 units of our operating partnership.

(5)	Mr. Ranieri’s shares consist of common shares, 227,771 restricted common shares and 100,000 vested options to purchase common shares. Does not include 50,000 unvested options to purchase common shares.

(6)	Mr. Garea’s holdings consist of common shares and 43,562 restricted common shares.

(7)	Messrs. Hagen’s and Kahane’s holdings each consist of common shares and 23,667 restricted common shares.

(8)	Mr. Hollihan’s holdings consist of common shares and 23,875 restricted common shares.

(9)	Mr. Kraemer’s holdings consist of common shares (including 15,000 common shares held by Mr. Kraemer and Gail Kraemer, Mr. Kraemer’s spouse, as tenants in common) and 43,354 restricted common shares.

(10)	Mr. Master’s holdings consist of common shares (including 900 shares held by Mr. Master’s spouse) and 6,000 restricted common shares.

(11)	Mr. Pote’s holdings consist of 6,000 restricted common shares.

(12)	Consists of 1,775,756 common shares beneficially held by our trustees and executive officers, 214,550 common shares held by trusts for the behalf of Mr. and Mrs. Schorsch’s children, 793,331 common shares held by a grantor retained annuity trust of which Mr. Schorsch is the sole settlor and trustee, 2,416,771 restricted common shares, units of our operating partnership convertible into 1,501,390 common shares and 1,530,132 vested options to purchase common shares.

(13)	Information regarding Barrow, Hanley, Mewhinney, & Strauss, Inc. (“Barrow) is based solely on the Schedule 13G filed by Barrow with the SEC on February 6, 2006. EBS’s address is 2200 Ross Avenue, 31st Floor, Dallas, Texas 75201-2761.

(14)	Information regarding Cohen & Steers, Inc. (“C&S”) is based solely on the Amendment No. 1 to Schedule 13G filed by C&S with the SEC on February 10, 2006. C&S’s address is 280 Park Avenue, 10th Floor, New York, New York 10017.

(15)	Information regarding Eubel Brady & Suttman Asset Management, Inc. (“EBS”) is based solely on the Amendment No. 3 to Schedule 13G filed by EBS with the SEC on February 14, 2006. EBS’s address is 7777 Washington Village Drive, Suite 210, Dayton, Ohio 45459.

EXECUTIVE COMPENSATION
      The following table sets forth the salary and other compensation for 2005, 2004 and 2003 paid to our President and Chief Executive Officer and each of our other four highest paid executive officers for the fiscal year ended December 31, 2005 based on total salary and bonus compensation. Our operating partnership employs the executive officers and pays their compensation.
Summary Compensation Table

						Compensation
		Annual Compensation
						Securities	Restricted
					Other Annual	Underlying	Stock	Other
Name and Principal Position	Year	Salary		Bonus(1)	Compensation(2)	Options	Grants($)(3)	Compensation

Nicholas S. Schorsch	2005	$866,000		$772,905	$99,923	—	$2,033,997	$595,332	(4)
President and Chief Executive	2004	$825,000		$1,146,000	$44,423	—	$4,559,550	$604,905	(4)
Officer	2003	$400,000		$1,350,000	$890,301	—	$7,500,000	$680,017	(4)
Glenn Blumenthal
Executive Vice President—Asset	2005	$273,000		$274,365	$—	—	$1,017,000	$30,226	(5)
Management and Chief	2004	$260,000		$344,251	$—	—	$1,017,000	$29,923	(5)
Operating Officer	2003	$125,000		$250,000	$255,961	—	$2,725,000	$23,965	(5)
Edward J. Matey Jr.	2005	$261,000		$240,968	$—	—	$508,507	$30,997	(5)
Executive Vice President and	2004	$381,600		$182,800	$—	—	$508,500	$29,923	(5)
General Counsel	2003	$360,000		$180,000	$100,159	—	$900,000	$24,715	(5)
Lee S. Saltzman(6)	2005	$215,500		$275,000	$—	—	$353,746	$30,226	(5)
Senior Vice President— Chief	2004	$202,500		$426,250	$—	—	$—	$29,923	(5)
Investment Officer	2003	$89,315		$178,630	$111,288	75,000	$353,750	$7,902	(5)
Robert J. Delany	2005	$291,015	(7)	$92,590	$—	—	$731,019	$28,426	(5)
Executive Vice President—	2004	$205,000		$302,232	$—	—	$339,000	$28,123	(5)
European Operations	2003	$100,000		$258,999	$122,416	60,000	$142,400	$20,332	(5)

(1)	For 2003 bonuses, amounts include minimum guaranteed bonus, as applicable, and year-end bonus based on current year operating results, paid in the first quarter of the subsequent year, other than Mr. Matey who received a minimum guaranteed cash bonus during 2005 of $140,000, and Mr. Saltzman who received a minimum guaranteed bonus of $275,000 in 2004 and 2005. Mr. Delany’s amount includes a $25,000 sign on bonus paid in April 2003.
(2)	Amounts for 2005 and 2004 for Mr. Schorsch include unused accrued vacation that was paid out during the year. Amounts for 2003 include the cash portion of the Outperformance Plan paid in January 2004.
(3)	Restricted stock awards are reflected based on the fair market value of an equal number of common shares on the date of grant calculated using the closing market price of our common shares on that date as reported on the New York Stock Exchange. Dividends are payable on the restricted common shares to the same extent and on the same date that dividends are paid on our common shares. Does not include restricted stock grants on March 1, 2006 for Mr. Schorsch ($1,396,935), Mr. Blumenthal ($921,822), Mr. Matey ($370,459) and Mr. Saltzman ($238,287).
(4)	Mr. Schorsch’s employment agreement permits certain expenses to be paid by the Company (and be included within his taxable income). These expenses include life insurance policies for which his spouse is the beneficiary (a below). His employment agreement also allows for the reimbursement of expenses relating to personal tax and financial planning services (b below), as well as reimbursement for a personal financial analyst (c below). The Company covered certain travel expenses for Mr. Schorsch (d below) and disability insurance premiums (e below). In addition, the Company paid for health insurance and related health benefits (f below), a match under the Company’s 401(k) plan (g below) and a car allowance (h below).

	2005	2004	2003

(a)—Life insurance policies	$402,862	$402,862	$425,748
(b)—Tax and financial planning services	30,000	30,000	30,000
(c)—Financial analyst	113,287	123,163	72,756
(d)—Travel	—	—	87,796
(e)—Disability insurance premiums	3,957	3,957	23,752
(f)—Health insurance and benefits	12,826	12,723	7,965
(g)—401(k) Plan Company match	8,400	8,200	8,000
(h)—Automobile allowance	24,000	24,000	24,000

	$595,332	$604,905	$680,017

      (5)     Includes car allowance and health insurance benefits paid. It also includes an employer match of $8,400 and $8,200 under the Company’s 401(k) plan for 2005 and 2004, respectively. In regards to 2003, the employer match paid under the Company’s 401(k) plan totaled $7,000 for both Mr. Blumenthal and Mr. Matey and $5,167 for Mr. Delany.
      (6)     Mr. Saltzman’s employment commenced in July 2003.
      (7)     Mr. Delany’s 2005 salary includes the portion related to additional base compensation paid to him during his term in Europe, as outlined within his employment agreement. Such additional base compensation is based on an after-tax amount of $60,000 paid ratably under normal payroll practice.
Employment Agreements
      Our operating partnership has entered into employment agreements with each of the executive officers named in the summary compensation table above and with David J. Nettina, our Executive Vice President and Chief Financial Officer. The employment agreements provide that these executive officers are eligible to participate in the 2002 Equity Incentive Plan, as described in the section below entitled “2002 Equity Incentive Plan.” The employment agreements also provide that these executive officers are eligible to receive annual bonuses under our approved bonus plans. These employment agreements are for an initial three year term (a five year term in the case of Mr. Schorsch) and provide for annual base salaries, which are as follows for 2006: Nicholas S. Schorsch, $905,000; Glenn Blumenthal, $285,500; Edward J. Matey Jr., $272,750; Robert J. Delany, $336,027; David J. Nettina, $261,250; and Lee S. Saltzman, $264,000. The base salaries for the above referenced executives will increase on each January at a minimum amount equal to the increase in the Consumer Price Index. In addition to his base salary, Mr. Saltzman’s agreement provides for a minimum annual bonus of $275,000.
      The employment agreements provide that the executive officers agree to devote substantially all of their business time to our operation (except as we otherwise agree, including on behalf of our operating partnership). In the case of Mr. Schorsch, he is obligated to devote a substantial majority of his business time to our operation, except with respect to properties that he currently owns or controls and that were not acquired in the connection with the acquisition of our initial properties and operating companies in September 2002. At the end of the three year term for the executive officers other than Mr. Schorsch, the employment agreements automatically extend for additional one year periods unless either party terminates the agreement not later than 60 days prior to expiration thereof. In the case of Mr. Schorsch, his employment agreement is for a five year term, which is automatically extended at the end of each year within such term for an additional one year period, unless either party terminates the agreement not later than six months prior to the anniversary of a one year period. The employment agreements permit us to terminate the executives’ employment with appropriate notice for or without “cause.” “Cause” is generally defined to mean:

•	conviction of, or the entry of a plea of guilty or nolo contendere to, a felony (excluding any felony relating to the negligent operation of a motor vehicle or a conviction, plea of guilty or nolo contendere arising under a statutory provision imposing per se criminal liability due to the position held by the executive with us, provided the act or omission of the executive or officer with respect to such matter was not taken or omitted to be taken in contravention of any applicable policy or directive of the board of trustees);

•	a willful breach of the executive’s duty of loyalty which is materially detrimental to us;

•	a willful failure to perform or adhere to explicitly stated duties that are consistent with the executive’s employment agreement, or the reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including without limitation the business code of ethics adopted by the board of trustees, or the failure to follow the lawful directives of the board of trustees provided such directives are consistent with the terms of the executive’s employment agreement, which continues for a period of 30 days after written notice to the executive; and

•	gross negligence or willful misconduct in the performance of the executive’s duties.

      In addition, Mr. Schorsch has the right under his employment agreement to resign for “good reason” in the event of his removal from the board of trustees; any material reduction in duties, responsibilities or reporting requirements, or the assignment of any duties, responsibilities or reporting requirements that are inconsistent with his positions with us; the termination of certain incentive compensation programs; a reduction in his annual base salary; the termination or diminution of certain employee benefit plans, programs or material fringe benefits; relocation of our offices outside of a 50 mile radius of Jenkintown, Pennsylvania; a failure to renew his employment agreement; or our breach of his employment agreement which continues for a period of 30 days after written notice.
      Pursuant to his employment agreement, Mr. Schorsch will receive a monthly car allowance of $2,000, will be reimbursed for the cost of tax preparation and financial planning services and for the cost of a financial assistant, as well as the income tax he incurs on the receipt of these amounts, and will receive eight weeks of paid vacation annually and various other customary benefits. In addition, we will pay the premiums on a whole life insurance policy for Mr. Schorsch, with a death benefit of $15.0 million, and will also reimburse Mr. Schorsch for the income tax he incurs on the receipt of these premiums.
      We have the right to obtain a key man life insurance policy for the benefit of the Company on the life of Mr. Schorsch with a death benefit of $15.0 million.
      The employment agreements referred to above provide that the executive officers will be eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans will be subject to the terms of said benefit plans as in effect from time to time.
      If the executives’ employment ends for any reason, we will pay accrued salary, bonuses and incentive payments already determined, and other existing obligations. In addition, except with respect to Mr. Delany, if we terminate the executives’ employment without cause (and in the case of Mr. Schorsch, if he resigns for good reason), we will be obligated to pay (i) a lump sum payment of severance equal to the base salary payable under the agreement for a severance period equal to the greater of the remaining term of the employment agreement or 12 months (and in the case of Mr. Schorsch, for a five year term), with an offset for salaries earned from other employment for periods after the first 24 months (and in the case of Mr. Schorsch, after the first 18 months), (ii) the incentive bonus prorated for the year in which the termination occurred, (iii) payment of premiums for group health coverage during the applicable severance period, and (iv) certain other benefits as provided for in each employment agreement (including, in the case of Mr. Schorsch, full vesting of benefits under our Supplemental Executive Retirement Plan). Additionally, except as described below, in the event of a termination by us for any reason other than for cause, all of the options and restricted shares granted to Messrs. Schorsch, Blumenthal, Nettina, Matey and Saltzman will become fully vested, and such executives will have a period of two years in which to exercise all vested options. In addition to accrued salary, bonuses and incentive payments already determined, if Mr. Delany is terminated without cause, he will receive a lump-sum payment of an amount equal to 12 months of his base salary at the rate in effect at the time of any such termination. Messrs. Delany and Saltzman do not have any severance rights in the event their respective employment agreements are not renewed by us.
      Upon a change in control, the executive officers will become fully vested in their options and restricted shares. Further, on August 30, 2005, we entered into amended and restated employment agreements with Nicholas S. Schorsch, Glenn Blumenthal, David J. Nettina and Edward J. Matey Jr. to provide for severance upon termination in connection with a change of control in lieu of the severance that would otherwise be payable in the event of a termination without cause. Each of their employment agreements was amended to provide for severance payment in the event the executive’s employment is terminated during a change of control termination period, which is defined in the employment agreement as the period six months prior to the date on which a change of control occurs and two years following such date. If the executive is terminated by us for any reason other than for cause, death or permanent disability (Mr. Schorsch can also terminate for “good reason” as defined in his existing employment agreement) during a change of control termination period, then the executive will be entitled to a severance payment equal to 2.99, in the case of Mr. Schorsch, or 2.50, in the case of Messrs. Blumenthal, Nettina and Matey, multiplied by the sum of (i) his average base salary for the calendar year in which the termination occurs and the two preceding calendar years, plus (ii) the average annual cash incentive bonus received by him for the three full fiscal year periods immediately prior to his date of termination, plus (iii) the average value of the restricted share grants (excluding any shares received by the executive under the 2006 Long Term Incentive Plan) awarded to him over the three year period immediately preceding his date of termination. This change of control severance payment will be made in lieu of the severance payment that would otherwise be payable in the event of a termination without cause that is not during a change of control termination period.
      In general terms, a change of control occurs:

•	if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of our then outstanding voting securities;

•	if we merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	upon the liquidation, dissolution, sale or disposition of all or substantially all of our assets such that after that transaction the holders of our voting shares immediately prior to the transaction own less than 50% of the voting securities of the acquiror or its parent; or

•	if a majority of our board votes in favor of a resolution stating that a change in control has occurred.
      If payments become due as a result of a change in control and the excise tax imposed by Internal Revenue Code Section 4999 applies, the terms of the employment agreements require us to gross up the executive for the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.
      On June 20, 2005, we entered into an addendum to Mr. Delany’s employment agreement in connection with the transfer of Mr. Delany’s employment to our European operations. The addendum established the terms of his service and compensation as an executive of our European operations. Mr. Delany’s compensation package for service to our European operations consists of an additional annual base salary at the initial after-tax rate of $60,000 per year, which amount will be subject to increases on each January 1 during Mr. Delany’s term in Europe. Mr. Delany’s term in Europe will be at least one year and no longer than three years, and during such term we agreed to provide reasonable rental housing accommodations for Mr. Delany and his family in the London area, pay for reasonable moving and relocation expenses, provide assistance in income tax and immigration matters and continue the same level of health care coverage. Mr. Delany also received a one-time after-tax relocation bonus of $10,000. We will provide Mr. Delany with tax equalization during his term in Europe.

      For a 24 month period (an 18 month period in the case of Mr. Schorsch) after termination of an executive’s employment for any reason other than termination by us without cause, the executives under these employment agreements have agreed not to compete with us by working with or investing in (subject to certain limited exceptions) any enterprise engaged in a business substantially similar to our business during the period of the executive’s employment with us. The executive will not be subject to these restrictions for greater than the severance period if the executive’s employment is terminated by us without cause.
      Bonus Criteria For 2006. Our compensation and human resources committee approved cash and equity incentive bonus criteria for 2006 based on the achievement of corporate and individual performance goals. Under our 2006 bonus plan, the executive officers are eligible for (i) a cash bonus in an amount equal to a percentage of the participant’s base salary, which percentage is adjusted based on the achievement of certain corporate and personal goals, and (ii) an award of restricted common shares, one half of which is based on the achievement of the same performance goals that apply to the award of cash bonuses. Individual performance goals are tailored to each executive officer, while the corporate performance goal is based on the Trust’s reported AFFO, excluding gains (losses) resulting from, or impairments taken in anticipation of, the disposition of properties or property portfolios (including joint venture interests in such properties or property portfolios) that are expected to produce positive “net operating income” for a significant period following disposition. Our compensation and human resources committee may, in its sole discretion, determine to include (on a case-by-case basis) gains, losses or impairments that would otherwise be excluded pursuant to the above parameters. Our compensation and human resources committee has the right to alter the incentive bonus criteria and/or make additional bonus awards to any executive officer, as it deems appropriate.
2002 Equity Incentive Plan
      On September 5, 2002, our board of trustees adopted, and our shareholders approved, our 2002 Equity Incentive Plan, or Incentive Plan, for the purpose of attracting and retaining trustees, executive officers and other key employees, including officers and employees of our operating partnership. The Incentive Plan was amended and restated effective September 25, 2003, as approved by our shareholders at our annual meeting held on that date. The Incentive Plan provides for the issuance of options to purchase common shares and restricted share awards. Each option granted pursuant to the Incentive Plan is designated at the time of grant as either an option intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code, referred to as a qualified incentive option, or as an option that is not intended to so qualify, referred to as a non-qualified option.
      Awards. The Incentive Plan authorizes the issuance of up to 11,375,000 common shares, which may be issued either as restricted shares or as shares underlying options to purchase shares. The Incentive Plan contains an award limit on the maximum number of common shares that may be awarded to an individual in any fiscal year of options underlying 3,000,000 common shares and 3,000,000 restricted shares. As of December 31, 2005, we had issued and outstanding options to purchase 2,033,156 common shares and had awarded 2,811,790 restricted common shares. An additional 532,210 restricted shares were issued during the first quarter of 2006.
      Vesting. Our board of trustees or our compensation and human resources committee determines the vesting of options and restricted share awards granted under the Incentive Plan. Our board of trustees established a schedule for options and restricted shares issued prior to September 30, 2003 to vest with respect to 33.33% of the underlying common shares on the one year anniversary of the date of grant and 8.33% on the last day of each quarter thereafter until fully vested. Our board of trustees has established a schedule for options and restricted shares issued after September 30, 2003 to vest 25.00% on the one year anniversary of the date of grant and 6.25% on the last day of each quarter thereafter until fully vested. The board of trustees or our compensation and human resources committee may alter this schedule with respect to any particular grant of options or restricted stock.
      Options. The Incentive Plan authorizes our compensation and human resources committee to grant qualified incentive options for common shares in an amount and at an exercise price to be determined by it, provided that the price cannot be less than 100% of the fair market value of the common shares on the date on which the option is granted. If a qualified incentive option is granted to a 10% shareholder, additional requirements will apply to the option. The exercise price of non-qualified options will be equal to 100% of the fair market value of common shares on the date the option is granted unless otherwise determined by our compensation and human resources committee. The exercise price for any option is generally payable in cash or, in certain circumstances, by the surrender, at the fair market value on the date on which the option is exercised, of common shares. The Incentive Plan provides that exercise may be delayed or prohibited if it would adversely affect our status as a REIT. In addition, the Incentive Plan permits optionholders to exercise their options prior to the date on which the options will vest. The optionholder will, upon payment for the shares, receive restricted shares having vesting terms that are identical to the vesting terms under the original option and subject to repurchase by us upon termination of the holder’s employment to the extent the restrictions on vesting are in effect at the time of termination.
      The following table shows the number of options that were held by our executive officers and trustees as of March 31, 2006.

Options Outstanding Under
Name of Grantee	Incentive Plan(1)

Nicholas S. Schorsch(2)	852,539
Glenn Blumenthal(3)	388,335
Edward J. Matey Jr.	37,500
Robert J. Delany	60,000
Sonya A. Huffman	125,000
Lee S. Saltzman	75,000
Lewis S. Ranieri(4)	150,000

All executive officers and trustees as a group	1,688,374

(1)	Options vest 25% on the first anniversary of the grant date and 6.25% at the end of each quarter thereafter.
(2)	Mr. Schorsch exercised 663,086 options to purchase common shares in March 2004.
(3)	Mr. Blumenthal exercised a total of 80,415 options to purchase common shares, 26,805 in April, June and July 2005.
(4)	Mr. Ranieri’s options are exercisable for a period of 10 years from September 4, 2002, and vest over three years in equal annual installments.
      In connection with certain extraordinary events, the compensation and human resources committee may make adjustments in the aggregate number and kind of shares reserved for issuance, the number and kind of shares covered by outstanding awards and the exercise prices specified therein as may be determined to be appropriate.
      Restricted Shares. The Incentive Plan also provides for the grant of restricted share awards. A restricted common share award is an award of common shares that are subject to restrictions on transferability and other restrictions, if any, as our compensation and human resources committee may impose at the date of grant. Restricted common shares are subject to vesting as our compensation and human resources committee may approve. The restrictions may lapse separately or in combination at such times and under such circumstances, including without limitation, a specified period of employment or the satisfaction of pre-established criteria, in installments or otherwise, as our compensation and human resources committee may determine. Except to the extent restricted under the award agreement relating to the restricted common shares, a participant granted restricted common shares will have all of the rights of a shareholder, including, without limitation, the right to vote and the right to receive dividends on the restricted common shares.
      Upon the termination of employment during the applicable restriction period due to death, permanent disability, or termination by us without cause (and in the case of Mr. Schorsch, if he resigns for good reason), then all unvested restricted common shares will immediately become vested and all restrictions will lapse. If an executive voluntarily terminates his employment with us during the term of his or her employment agreement (and in the case of Mr. Schorsch, if he terminates without good reason), all unvested restricted common shares are forfeited. In addition, if we do not renew any of our executive officer’s employment agreements at the end of its term and the executive ceases to be an employee of ours as a result, then all unvested restricted common shares held by the executive will become fully vested. All unvested restricted common shares are forfeited if an executive is terminated for cause except for Mr. Schorsch, who will forfeit only his unvested restricted common shares. The compensation and human resources committee may in other cases waive, in whole or in part, the forfeiture provisions of restricted common shares.
      The following table shows the number of restricted shares that were granted to our executive officers and trustees from inception through March 31, 2006.

	Restricted Shares Issued
	Under Incentive Plan

	Three Year		Four Year
Name of Grantee	Vesting		Vesting(3)	Total

Nicholas S. Schorsch	749,000	(1)	365,437	1,114,437
Glenn Blumenthal	218,000	(1)	201,378	419,378
David J. Nettina	—		61,985	61,985
Edward J. Matey Jr.	72,000	(1)	93,133	165,133
Robert J. Delany	—		76,267	76,267
Sonya A. Huffman	72,000	(1)	68,924	140,924
Robert J. Patterson	—		36,850	36,850
Lee S. Saltzman	25,000	(1)	42,296	67,296
Lewis S. Ranieri	227,771	(2)	—	227,771
Raymond Garea	43,562	(2)	—	43,562
Richard A. Kraemer	43,354	(2)	—	43,354
Michael J. Hagan	23,667	(2)	—	23,667
John P. Hollihan III	23,875	(2)	—	23,875
William M. Kahane	23,667	(2)	—	23,667
Alan E. Master	6,000	(2)	—	6,000
Harold W. Pote	6,000	(2)	—	6,000

All executive officers and trustees as a group	1,533,896		946,270	2,480,166

(1)	These restricted shares vest 33.33% on the first anniversary of the date of issuance and 8.33% at the end of each quarter thereafter. Dividend equivalent cash payments were received for the period from grant date to the date the restricted stock was issued.
(2)	These restricted shares vest 33.33% on each anniversary of the date of issuance.
(3)	These restricted shares vest 25.00% on the first anniversary of the date of issuance and 6.25% at the end of each quarter thereafter.
      Administration of the Plan. The Incentive Plan is administered by our compensation and human resources committee. Mr. Schorsch determines which consultants, executive officers and other employees, other than himself and Ms. Schorsch, will be eligible to participate, subject to compensation and human resources committee review and approval. Awards to non-executive trustees may only be made by our board of trustees. The compensation and human resources committee, in its absolute discretion, will determine the effect of an employee’s termination on unvested options and restricted common shares, unless otherwise provided in the Incentive Plan or the participant’s employment or award agreement.
Option Grants
      There were no grants of options under the Incentive Plan made for the fiscal year ended December 31, 2005 to the executive officers named in the summary compensation table.

Option Exercises
      The following table contains information concerning option exercises during the year ended December 31, 2005 and option holdings at December 31, 2005 and with respect to each of the executive officers named in the summary compensation table.

			Number of Securities		Value of
	Shares		Underlying		Unexercised In-the-Money
	Acquired		Unexercised Options		Options
	on	Value
	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Nicholas S. Schorsch	—	$—	663,086	189,453	$7,957,032	$2,273,436
Glenn Blumenthal	80,415	429,777	329,741	58,594	3,956,892	703,128
Edward J. Matey Jr.	—	—	32,813	4,687	393,756	56,244
Lewis S. Saltzman	—	—	46,875	28,125	—	—
Robert J. Delany	—	—	43,125	16,875	—	—

(1)	For purposes of determining the fair market value of the common shares underlying these options, we used a value of $12.00, the last reported trading price of our common shares on December 31, 2005.
2006 Long Term Incentive Plan
      The 2006 Long Term Incentive Plan (the “LTIP”) is a long-term, performance-based plan, using the growth in our funds from operations (“FFO”) as the measurement criteria. The FFO used under the LTIP is the current NAREIT definition of FFO after adding back impairments recognized on properties. By using FFO growth, the LTIP is intended to provide an incentive to our executives to focus on the long-term growth of our core operating portfolio.
      Effective Date. The LTIP was approved by our compensation and human resources committee in April 2005 and became effective on January 1, 2006, and has a maximum term of seven years. The LTIP succeeded our existing 2003 Outperformance Plan (the “OPP”) as our long-term performance plan for senior executives. The OPP was a three-year plan that terminated by its terms on January 1, 2006. No payments were made under the OPP for 2005.
      Plan Participants. Our compensation and human resources committee determines the participants in the LTIP. Non-employee trustees are not entitled to participate in the LTIP.
      Allocations to Plan Participants. Our compensation and human resources committee determines the allocation of “Target Units” to participants. Target Units are stated as a percentage allocation of the aggregate number of common shares that may be issued under the LTIP. On January 1, 2006, our compensation and human resources committee awarded the following Target Unit allocations: 30% to Nicholas S. Schorsch, 10% to Glenn Blumenthal, 7.5% to David J. Nettina, 4.5% to Edward J. Matey Jr., 4% to Lee S. Saltzman and 0% to Robert J. Delany. The committee expects to establish an unallocated reserve of approximately 20% at the effective date.
      Common Shares Subject to the LTIP. An aggregate of 4,800,000 common shares may be issued under the LTIP. The common shares will be issued out of common shares available for issuance under our 2002 Equity Incentive Plan.
      Restricted common shares are awarded to participants based on the achievement of FFO growth targets. To determine the growth in FFO, the compensation and human resources committee has established $.50 per share as the baseline FFO based on the total number of common shares, common share equivalents and operating partnership units outstanding on a weighted average basis. For new participants, the baseline FFO is determined prior to the plan year in which the new participant is joins the LTIP.

      Target Units will be redeemed for restricted common shares based on the achievement of the following thresholds:

•	First FFO Threshold. The first FFO threshold will be achieved when FFO increases 45% from the baseline FFO. When this threshold is met, 30% of a participant’s Target Units will be redeemed for restricted common shares, plus (i) an additional 1% will be redeemed for each 1% increase in FFO in excess of the 45% increase during the plan year in which the first FFO threshold was achieved, and (ii) an additional 1% will be redeemed for each 1% increase in FFO during periods subsequent to the plan year in which the first FFO threshold was achieved in excess of the highest FFO increase for any prior plan year until FFO has increased 70%.

•	Second FFO Threshold. The second FFO threshold will be achieved when FFO increases 70% from the baseline FFO. When this threshold is met, 55% of a participant’s Target Units will be redeemed for restricted common shares, plus (i) an additional 1.5% will be redeemed for each 1% increase in FFO in excess of the 70% increase during the plan year in which the second FFO threshold was achieved, and (ii) an additional 1.5% will be redeemed for each 1% increase in FFO during periods subsequent to the plan year in which the second FFO threshold was achieved in excess of the highest FFO increase for any prior plan year until FFO has increased 100%.

•	Target FFO Threshold. The target FFO threshold will be achieved when FFO increases 100% from the baseline FFO. When this threshold is met, 100% of a participant’s Target Units will be redeemed. Redemptions under the LTIP are cumulative so that if target FFO is achieved the maximum award that a participant will receive is 100% of their Target Units.
      Target Units that are redeemed based on the schedule above will not be adjusted as a result of any decrease in FFO from any prior period for measuring FFO.
      Dividends. Dividends that are paid on common shares will be paid on any common shares and restricted common shares awarded to the participants under the LTIP.
      Vesting. If Target Units are redeemed at the final measurement date of the LTIP, each Target Unit may be redeemed for one common share and such common share will be fully vested and not be subject to any restrictions on transferability.
      If Target Units are redeemed prior to the final measurement date of the LTIP, each Target Unit may be redeemed for one restricted common share, and of the total number of restricted common shares redeemed, 50% will be vested and 25% will vest on each of the two anniversaries of the first day of the plan year in which the redemption occurs provided that the participant is employed by the Company on each such date. However, if the target FFO is met in the first plan year, 50% of the restricted common shares will become vested on the second anniversary of the effective date of the LTIP if the participant is employed by the Company on such date and 25% will become vested on each of the next two anniversaries of the effective date of the LTIP if the participant is employed by the Company on each such date. Notwithstanding the foregoing, all restricted common shares will be fully vested as of the last day of the term of the LTIP if the participant is employed by the Company on such date.
      Termination for Cause or Voluntary Resignation. The LTIP provides that if a participant’s employment with the Company is terminated by the Company on account of cause, or voluntarily by the participant, (i) the portion of the participant’s Target Units that have not been redeemed for restricted common sharers will be forfeited, (ii) any portion of the participant’s restricted common shares that have not vested will be forfeited back to the Company, and (iii) the restrictions on the transfer of vested shares shall continue until the end of the term of the LTIP; unless the compensation and human resources determines otherwise.
      Termination for Death or Permanent Disability. If a participant’s employment with the Company is terminated as a result of permanent disability or death, then (i) the participant shall continue as a participant in the LTIP and his or her Target Units shall continue to be redeemed in accordance with the LTIP as if the participant had continued to be employed by the Company through the end of the term of the LTIP, (ii) any restricted common shares received upon a redemption shall be fully vested upon redemption, (iii) any unvested restricted common shares held by the participant at termination of employment shall be fully vested as of the participant’s termination date, and (iv) the restrictions on the transfer of vested shares held by the participant at the time of his or her termination shall no longer apply.
      Termination Without Cause. If an LTIP participant’s employment is terminated without cause, then, provided that he or she was a participant in the LTIP for at least 12 months prior to such termination, then (i) he or she shall continue as an active participant in the LTIP, but the portion of the participant’s Target Units that may be redeemed will be determined by multiplying the total number of the participant’s the outstanding Target Units by a fraction, the numerator of which is the total number of months that he or she was a participant in the LTIP prior to the termination date and the denominator of which is 84 months (i.e. the aggregate number of months in the LTIP), and any remaining Target Units shall be forfeited; and (ii) any unvested restricted common shares held by the participant at the termination date will become fully vested as of the participant’s termination date, and (iii) the restrictions on the transfer of any vested common shares shall continue until the end of the term of the LTIP; unless the compensation and human resources determines otherwise, or the participant’s employment agreement provides otherwise.
      Employment Agreement of Mr. Schorsch. The employment agreement for Mr. Schorsch provides that, if he is terminated without cause, or resigns for one of the good reasons listed below, then, in addition to clause (i) in the paragraph above, if this termination occurs during the first 12 months after the effective date of the LTIP, he would be entitled to continue as an active participant in the LTIP for 75% of his outstanding Target Units, and if this termination occurs after the first 12 months of the effective date of the LTIP, he would be entitled to continue as an active participant in the LTIP for 100% of his outstanding Target Units. This would apply for the following “good reasons” under Mr. Schorsch’s employment agreement: (i) removal from our board of trustees and (ii) a reduction in his compensation or a material reduction in his duties, responsibilities or reporting requirements, or the assignment to him of any duties, responsibilities or reporting requirements that are inconsistent with his positions as President, Chief Executive Officer and Vice Chairman of our board.
      Restricted Units. Our compensation and human resources committee has the discretion to issue restricted units if restricted common shares are not available under the 2002 Equity Incentive Plan.
      Change of Control. If a “change of control” (as defined in the LTIP) occurs during the term of the LTIP while a participant is employed by the Company, then (i) any portion of such participant’s Target Units that have not been redeemed for common shares as of the change of control shall be redeemed as common shares upon the change of control, (ii) any unvested restricted common shares held by the participant will become fully vested as of the change of control, and (iii) any restrictions on transfer on any vested common shares held by the participant at the time of the change in control will terminate.
Supplemental Executive Retirement Plan
      We have established a non-qualified supplemental executive retirement plan. Mr. Schorsch is eligible to participate in the Supplemental Executive Retirement Plan as part of his total compensation package, and is the only current participant in the Supplemental Executive Retirement Plan. Other employees may become eligible to participate in the future. The benefit payable under the Supplemental Executive Retirement Plan is based on a specified percentage of each participant’s average annual compensation from us, including base compensation and bonuses paid for the three calendar years out of the last 10 calendar years of employment with us that produces the highest average amount, referred to as the average annual compensation, and subject to an annual maximum benefit. If the participant has not been employed with us for at least three years, the participant’s average actual compensation will be used to determine his or her average annual compensation. Participants may begin to receive Supplemental Executive Retirement Plan payments once they have attained the later of age 60 or retirement. Benefits paid under the Supplemental Executive Retirement Plan are for life (with 10 years of guaranteed payments) and terminate upon the participant’s death. The participant may elect, within 30 days after the date the participant’s employment with us terminates (or a later date as established by the compensation and human resources committee or other committee of the board of trustees charged with administering the plan), when the participant wants payment of his or her vested Supplemental Executive Retirement Plan benefit to begin. If the participant elects to receive his or her Supplemental Executive Retirement Plan benefit prior to attaining age 60, the participant’s benefit payment will be actuarially reduced to reflect the longer period over which payments are expected to be made.
      Under the terms of Mr. Schorsch’s employment agreement, he is entitled to a Supplemental Executive Retirement Plan benefit equal to 50% of his average annual compensation, subject to reduction in certain circumstances, with a maximum annual benefit of $475,000.
      Mr. Schorsch will vest in his Supplemental Executive Retirement Plan benefit over a period of five years, subject to the following vesting schedule:

	Year 1	Year 2	Year 3	Year 4	Year 5

Vested Percentage	22%	43%	63%	82%	100%
      Under the plan, a year of vested service for Mr. Schorsch is measured by the 12 month period ending on each anniversary of his employment agreement. Mr. Schorsch also will become 100% vested in his Supplemental Executive Retirement Plan benefit if he becomes permanently disabled or dies, if there is a change in control (as described above), if he is terminated by us without cause, or if he terminates his employment with us for good reason.
      The following table shows estimated annual retirement benefits payable to Mr. Schorsch in the Supplemental Executive Retirement Plan on a straight life annuity basis upon retirement after specified years of continuous service and remuneration classes.

	Service
Average	(in years)
Annual
Compensation	Three	Five	10 or More

$500,000	$157,500	$250,000	$250,000
750,000	236,250	375,000	375,000
1,000,000	315,000	475,000	475,000
1,250,000	393,750	475,000	475,000
1,500,000	472,500	475,000	475,000
1,750,000	475,000	475,000	475,000
2,000,000	475,000	475,000	475,000
2,250,000	475,000	475,000	475,000
2,500,000	475,000	475,000	475,000
      Supplemental Executive Retirement Plan benefits are payable for life with a guaranteed period of 10 years commencing at the later of retirement or age 60 for Mr. Schorsch. If he dies prior to receiving 10 years of guaranteed payments to which he is entitled, the actuarial equivalent of the remaining guaranteed payments will be paid to his surviving spouse or designated beneficiary in a single lump sum. If he dies prior to the time benefit payments are scheduled to begin, his surviving spouse or designated beneficiary will receive the actuarial equivalent of his vested Supplemental Executive Retirement Plan benefit, determined on the date of his death, in a single lump sum cash payment.
      The Supplemental Executive Retirement Plan is an unfunded plan that is not intended to meet the requirements of Internal Revenue Code Section 401(a). Supplemental Executive Retirement Plan payments may be made from our general assets and a participant is a general, unsecured creditor of us. We will establish a “rabbi” trust in connection with the plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Party Benefits

Person Receiving the Benefit	Nature and Amount of Benefit

Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of our board of trustees	Nicholas S. Schorsch controlled First States Wilmington, L.P., the entity that owns our Three Beaver Valley Road property in Wilmington, Delaware, which we purchased by exercising our purchase option on September 30, 2003. We acquired this option in return for a loan by our operating partnership to First States Wilmington, which has since been repaid. We paid approximately $51.8 million for the Three Beaver Valley Road property, including the assumption of variable rate debt of approximately $44.8 million. Concurrent with this acquisition, we terminated the agreement with the existing property management company, which was wholly owned by Mr. Schorsch. The obligation resulting from this termination was approximately $150,000.

In addition, Mr. Schorsch was one of the sellers of the limited partnership interests in First States Partners II, L.P., the entity that owns our 123 South Broad Street property, 89% of which we acquired in September 2002 and 11% of which we acquired in October 2005. Mr. Schorsch beneficially owned 45.5% of the limited partnership interests that we acquired and received approximately $11.1 million as consideration for the sale of his interests in September 2002. In connection with the sale, Mr. Schorsch was issued 1,104,802 and 135,962 units of our operating partnership in September 2002 and October 2005, respectively.

Mr. Schorsch’s spouse, Shelley D. Schorsch, our former Senior Vice President—Corporate Affairs, is the sole owner of Meadowcourt Trust, formerly a limited partner in First States Wilmington, L.P., the entity that owns the Three Beaver Valley Road property, which we purchased in September 2003 and a limited partner in First States Partners II, L.P., the entity that owned 123 South Broad Street, 89% of which we acquired in September 2002 and 11% of which we acquired in October 2005. In connection with the sales, Meadowcourt Trust was issued 15,104 and 21,982 units of our operating partnership in September 2003 and October 2005, respectively.
Elizabeth Ann Wright, spouse of one of our non-employee trustees, William M. Kahane	Elizabeth Ann Wright, a licensed independent commercial real estate broker, represented Jack Resnick & Sons, Inc. in their purchase of five of our properties for a gross sales price of $301 million, which transaction was completed on April 10, 2006. Ms. Wright received $1.5 million from Jack Resnick & Sons, Inc. for her service as the buyer’s broker. Due to Ms. Wright’s participation in this transaction as buyer’s broker, Mr. Kahane recused himself from the review and approval of the transaction by our board of trustees.

Related Party Leases
      We lease 4,000 square feet in a converted bank branch owned by Nicholas S. Schorsch under a lease expiring in July 2009 which has aggregate annual rent of $72,117 in 2006, subject to increases of the greater of 3% or increases in the Consumer Price Index per year through the expiration of the lease. This property is the first bank branch that Mr. Schorsch acquired. We lease 2,500 square feet in an office building owned by Mr. Schorsch’s wife, Shelley D. Schorsch, our former Senior Vice President—Corporate Affairs, under a lease with aggregate annual rent of $93,046 in 2006, which expires in August 2008 and is subject to annual rent increases of the greater of 3% or the Consumer Price Index.
Related Party Management Services
      We provided property and asset management services for four bank branches and one office building, Three Beaver Valley in Wilmington, Delaware, all of which were owned by Mr. Schorsch, Ms. Schorsch and Jeffrey Kahn, a former executive officer, and other entities affiliated with them. We collected fees in return for performing these services. These fees were determined on an arm’s length basis, and totaled approximately $135,000 in 2003 and $799,000 in 2002. The four bank branches have been sold to third parties and we acquired Three Beaver Valley in September 2003.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
      KPMG LLP has served as our independent registered public accountants since we were formed in May 2002, and has been selected to continue to serve in such capacity during 2006. We expect that a representative from KPMG LLP will attend the Meeting. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions from shareholders.
      During 2005 and 2004, KPMG LLP performed certain non-audit services for us. The audit committee has considered whether the provision of these non-audit services is compatible with maintaining the accountants’ independence. During 2005 and 2004, KPMG LLP provided services and received fees in the following categories and amounts:

	2005	2004

Audit fees	$1,101,500	$825,000
Audit-related fees	106,000	197,000
Tax fees	160,370	238,000

	$1,367,870	$1,260,000

      Fees for audit services in 2005 and 2004, related to the audit of our consolidated annual financial statements, stand-alone audits of certain partnerships pursuant to loan covenants and review of our annual report, quarterly financial statements and proxy materials. Fees for audit services in 2004 also related to the audit of management’s assessment of internal controls over financial reporting and the effectiveness of our internal control over financial reporting.
      Fees for audit-related services in 2005 primarily related to comfort letter services in connection with our equity offering (approximately $61,000), acquisition audits in connection with SEC regulation SX 3-14 (approximately $23,000), and review of registration statements (approximately $22,000).
      Fees for audit-related services in 2004 primarily related to comfort letter services in connection with our convertible senior note offerings (approximately $85,000), acquisition audits in connection with SEC regulation SX 3-14 (approximately $99,500), and review of registration statements (approximately $12,500).
      Fees for tax services in 2005 and 2004, primarily related to the preparation of federal and state tax returns and consultation on various tax matters.
      There were no fees for other services rendered by KPMG LLP in 2005 or 2004.
      All of the audit engagements relating to audit services, audit-related services and tax services described above were pre-approved by our audit committee in accordance with its pre-approval policy. The audit committee’s pre-approval policy provides for pre-approval of all audit, audit-related, tax and other accounting engagements. The audit committee has engaged KPMG as part of its annual formal engagement of our independent registered public accountants for audit services, and with respect to non-audit engagements, the audit committee has approved each of such engagements through direct communication and confirmation between the audit committee and KPMG.

STOCK PRICE PERFORMANCE GRAPH
      Prior to June 25, 2003, the Trust was not publicly traded and there was no public market for its securities. The graph below compares the cumulative total return of the Trust’s common shares with that of the NAREIT Index and S&P 500 Index from June 25, 2003 (the date the Trust’s common shares began to trade publicly) through December 31, 2005. The Trust’s fiscal year ends on December 31. The graph assumes that you invested $100 at the close of market on June 25, 2003 in the Trust’s common shares and $100 invested at that same time in each of the indexes. The comparisons in this graph are provided in accordance with Securities and Exchange Commission disclosure requirements and are not intended to forecast or be indicative of the future performance of our common shares.
American Financial Realty Trust, NAREIT Index and S&P Index

		December 31,

Company/Index	June 25, 2003	2003	2004	2005

American Financial Realty	$100.00	$123.16	$122.18	$102.32
NAREIT Index	$100.00	$121.96	$159.05	$172.23
S&P 500 Index	$100.00	$115.09	$127.62	$133.89
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires the Trust’s executive officers and Trustees and persons who own more than 10% of the Trust’s common shares to file reports of ownership and changes in ownership of the Trust’s common shares and any other equity securities with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, Trustees and greater than 10% shareholders are required by SEC regulations to furnish the Trust with copies of all Section 16(a) forms they file. Except for a late Form 4 filed by Nicholas S. Schorsch on May 27, 2005 and a late Form 4 filed by William M. Kahane on November 8, 2005, the Trust believes, based solely on its review of the copies of Forms 3, 4 and 5 furnished to the Trust, or written representations from certain reporting persons that no such forms were required to be filed by such persons, that to present date all its executive officers, Trustees and greater than 10% shareholder complied with all filing requirements applicable to them.
2005 ANNUAL REPORT TO SHAREHOLDERS
      We have enclosed along with this Proxy Statement a copy of the Trust’s 2005 Annual Report to shareholders that includes all financial statements and schedules. We will provide additional copies of the 2005 Annual Report to each person solicited by this Proxy Statement upon request in writing to the Director of Investor Relations, at ir@afrt.com or 610 Old York Road, Jenkintown, Pennsylvania 19046.

PROXY
610 Old York Road, Pennsylvania 19046
Annual Meeting of Shareholders — June 1, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES
The undersigned hereby constitutes and appoints Nicholas S. Schorsch and Edward J. Matey Jr., and each of them, as proxies of the undersigned, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote all of the shares of stock of American Financial Realty Trust (the “Trust”) which the undersigned is entitled to vote, as specified on the reverse side of this card, at the Annual Meeting of Shareholders of the Trust to be held at 123 South Broad Street, Philadelphia, Pennsylvania, on Thursday, June 1, 2006 at 10:00 a.m., local time, and at any adjournment, postponement or continuation thereof.
When this Proxy is properly executed, the shares to which this Proxy relates will be voted as specified and, if no specification is made, will be voted for the Board of Trustee nominees, and this Proxy authorizes the above-designated Proxies to vote in their discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof pursuant to Maryland law and bylaws of the Trust and to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
If you plan to attend the meeting, please pre-register by notifying Investor Relations at 215-887-2280, or email to ir@afrt.com. Bring the top portion of this
Proxy Card for admission to the Annual Meeting of Shareholders.
(Continued and to be signed on reverse side)

☒	Please mark votes as in this example
The Board of Trustees recommends a vote FOR all nominees.
     ELECTION OF TRUSTEES.

Nominees:	(01) Glenn Blumenthal, (02) Raymond Garea, (03) Michael J. Hagan, (04) John P. Hollihan III, (05) William M. Kahane, (06) Richard A. Kraemer, (07) Alan E. Master, (08) Harold W. Pote, (09) Lewis S. Ranieri, and (10) Nicholas S. Schorsch.

☐	FOR ALL NOMINEES	☐	WITHHOLD FOR ALL NOMINEES
☐	WITHHOLD FOR THE FOLLOWING ONLY (In the space provided below, write in the name of the nominee(s) for whom you wish to WITHHOLD)
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐
MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐
Please sign exactly as your name(s) appear(s) on this Proxy. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, this Proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date this Proxy.

Signature:	Date:

Signature:	Date: